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                                                                     EXHIBIT 4.3

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

                       NON-EMPLOYEE STOCK OPTION AGREEMENT


         THIS AGREEMENT (the "Agreement"), effective as of the 1st day of April, 1999, is entered into by and between Diamond Technology Partners Incorporated, a Delaware corporation (the "Company") and ________________________ (the "Optionee").

         WHEREAS, Optionee is a nonemployee consultant or service provider to the Company; and

         WHEREAS, the Company desires to grant Optionee non-qualified options to purchase shares of $0.001 par value common stock of Company on the terms and conditions contained in this Agreement; and

         WHEREAS, the parties hereto desire to evidence in writing the terms and conditions of the Option.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.       DEFINITIONS.

         All capitalized terms used herein shall have the meanings set forth in this section, unless expressly provided otherwise herein.

                  (a) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (b) "Committee" means the Company's Management Committee, as constituted from time to time, or any other committee appointed by the Board of Directors of the Company.

                  (c) "Date of Grant" shall mean the date of this Option Agreement as set forth above.

                  (d) "Disability" shall mean any medically determinable physical or mental impairment which prevents the Optionee from engaging in any substantial gainful activity and which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. Disability shall be determined by the Committee based upon medical reports and other evidence satisfactory to the Committee.

                  (e) "Option" shall mean the right to purchase Stock which has been granted pursuant to this Agreement.

                  (f) "Option Shares" shall mean the shares of Stock subject to the Option.



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                  (g) "Stock" shall mean the $0.001 par value Common Stock of the Company or, in the event that the Company becomes a wholly-owned subsidiary of another corporation, the common stock of that entity.
















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         2.       GRANT OF OPTION; EXERCISE PRICE.

         The Company hereby grants to the Optionee this Option to purchase all or any part of Twelve Thousand (12,000) shares of Stock at the Exercise Price of Twenty Dollars and Thirty Cents ($20.30) per share, on the terms and conditions set forth herein.

         3.       RESTRICTIONS ON TRANSFER.

                  (a) This Option may not be transferred, assigned, pledged or hypothecated in any way and will not be subject to execution, attachment or similar process, except by will or under the laws of descent and distribution or pursuant to a domestic relations order issued by a court of competent jurisdiction and, in any event, will be subject to this Agreement.

                  (b) This Option will terminate immediately upon any attempted transfer, assignment, pledge or hypothecation of this Option in violation of this Section 3, and any attempted transfer, assignment, pledge or hypothecation of any Option Shares in violation of this
         Section 3 will be void without further action by the Company and have no effect.

         4.       VESTING OF OPTION.

         This Option is exercisable only upon and after vesting. Except as provided in this Section 4, this Option shall cliff vest in annual increments over a four (4) year period beginning on the Date of Grant according to the following schedule:

         (a) as to the first fifteen percent (15%) of the Option Shares, two
             (2) years after the Date of Grant;

         (b) as to the next thirty percent (30%) of the Option Shares, on the third anniversary of the Date of Grant; and

         (c) as to the final fifty-five percent (55%) of the Option Shares, on the fourth anniversary of the Date of Grant.

         The foregoing vesting schedule assumes the Optionee's continuous performance of services for the Company through the vesting period. Except as provided below, no portion of this Option shall vest after the date the Optionee ceases to perform services for the Company for any reason, and any unvested portion of this Option theretofore held by the Optionee in such case shall be canceled as of that date.

         5.       WHEN OPTION MAY BE EXERCISED.

                  (a) Except as provided in subsections (b) and (c) of this
         Section 5, the vested portion of this Option shall be exercised, if at all, by the Optionee at any time before the fifth anniversary of the Date of Grant.

                  (b) If the Optionee ceases to perform services for the Company for any reason, the Optionee's vested Options must be exercised, if at all, not later than 90 days following the date the Optionee ceases to perform such services. Any unvested portion of this Option terminates immediately upon the cessation of Optionee's services for the Company.




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                  (c) The Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change of control of the Company, as defined by the Committee, to provide for the acceleration of vesting and for settlement, including cash payment, of the Option upon or immediately before the effectiveness of such event.

         6.       EXERCISE OF OPTION.

                  (a) During the Optionee's lifetime, this Option shall be exercisable only by the Optionee or his or her legal representative or guardian. In the event of the Optionee's death, this Option shall be exercisable by the person or entity (including the Optionee's estate) that has obtained the Optionee's rights under the Option by will or under the laws of descent and distribution.

                  (b) This Option may be exercised by submitting to the Company
         (1) a Notice of Exercise in the form attached hereto as Exhibit A; (2) any written representations, covenants, and other undertakings that the Company may prescribe to satisfy securities laws and regulations or other requirements; and (3) a certified or bank cashier's check payable to the order of the Company in an amount equal to the full purchase price of the Option Shares to be purchased.

         7.       WITHHOLDING OF TAXES.

         The Company, by itself or through a subsidiary, as applicable, shall make such provisions and take such steps as either may deem necessary or appropriate for the withholding of any taxes which any of them is required by any law or regulation by any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with this Option, including, but not limited to, the withholding of the issuance of all or any portion of the Option Shares subject to this Option until the holder of this Option reimburses the Company or its subsidiary, as the case may be, for the amount required to be withheld with respect to such taxes, canceling any portion of the issuance of the Option Shares subject to this Option in an amount sufficient to reimburse the Company or its subsidiary, as the case may be, for such amount, deducting from the Optionee's compensation an amount sufficient to reimburse the Company or its subsidiary, as the case may be, for such amount, or taking any other action reasonably required to satisfy any withholding obligations.

         8.       STOCKHOLDER RIGHTS.

         The Optionee shall have none of the rights of a shareholder with respect to the Option Shares until the transfer of such shares to the Optionee has been duly recorded on the stock transfer books of the Company upon the exercise of the Option.

         9.       DILUTION.

         In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spinoff, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting shares of Stock or share price, such proportionate adjustments, if any, as the Committee in its discretion may deem



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appropriate to reflect such change shall be made with respect to this Option and the Exercise Price.

         10.      CONTINUED SERVICES NOT PRESUMED.

         Nothing in this Agreement shall give the Optionee the right to continue in his or her capacity as a consultant or service provider to the Company or affect the right of the Company to terminate the services of the Optionee for any reason or no reason at all at any time.

         11.      NON-QUALIFIED STOCK OPTION.

         This Option DOES NOT qualify as an "incentive stock option" under the Code.













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         12.      NOTICES.

         All notices by one party to the other under this Agreement shall be in writing. Any notice under this Agreement to the Company shall be addressed to the Company at Suite 3000, 875 N. Michigan Avenue, Chicago, Illinois 60611, and any notice to the Option shall be addressed to the Optionee at the address listed beneath Optionee's signature hereto. If mailed by United States mail, properly addressed and proper postage prepaid or if sent by recognized overnight courier service, notice shall be effective on the date of mailing or delivery to such carrier. If served personally, notice shall be effective as of the date of delivery to the address of the party to whom the notice is addressed. If the effective date as provided above is not a business day, the effective date shall be the next regular business day. Either party may at any time notify the other in writing of a new address for service of notice upon that party.

         13.      SEVERABILITY.

         If any provision of this Agreement for any reason should be found by any arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality, or enforceability of any remaining provision or portion hereof, which remaining provision or portion shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion eliminated.

         14.      HEADINGS.

         The headings and captions utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

         15.      AGREED FORUM.

         All acts required to be performed by the Optionee hereunder shall be deemed to be performed in Chicago, Cook County, Illinois, and the Optionee hereby submits to the jurisdiction of any state or Federal court located in Chicago, Illinois and waives any and all objections to the jurisdiction of such counts and the venue of any action brought therein.

         16.      ARBITRATION.

         In the event of a dispute relating to this Stock Option Agreement, the parties agree to attempt in good faith to resolve the dispute among themselves. If this is unsuccessful, the parties shall attempt to mutually agree on an alternative dispute resolution mechanism. If the parties cannot so agree on an alternative dispute resolution mechanism, then the parties shall submit this dispute to binding arbitration under the Commercial Rules of the American Arbitration Association. The parties shall each bear one-half of the costs of the alternative dispute resolution mechanism.

         Each party shall select an arbitrator of its choice within 20 days of the giving or receipt of notice of arbitration. The two, in turn, shall choose a third presiding arbitrator. If the two shall be unable to agree upon the presiding arbitrators or if any party fails or refuses to appoint an arbitrator, the appointing authority shall have the power to make an appointment.




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         The award of the arbitrators, which shall be in writing and furnished within 30 days of the last day of the hearing, shall be final and binding upon the parties and neither party shall appeal the award to any court. Judgment for enforcement of the award of the arbitrators may be entertained by a court having jurisdiction thereof. The parties acknowledge that this provision and any award rendered pursuant to it shall be governed by the federal Uniform Arbitration Act.

         17.      EQUITABLE RELIEF.

         The Company shall be entitled to enforce the terms and provisions of this Agreement by an action for injunction or specific performance or an action for damages or all of them, or may be made the subject of the arbitration proceedings described in the preceding section.

         18.      APPLICABLE STATE LAW.

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois.

         19.      SUCCESSORS AND ASSIGNS.

         Subject to the limitations of the transferability of this Option, this Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.




         IN WITNESS WHEREOF, the parties hereto have executed this Non-Employee Stock Option Agreement as of the day and year first above written.


OPTIONEE:                                   THE COMPANY:

                                            Diamond Technology Partners
                                            Incorporated

                                            By:
----------------------------                   ---------------------------------
Name:                                       Name:    Melvyn E. Bergstein
     -----------------------                Title:   Chief Executive Officer

ADDRESS:


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                                    EXHIBIT A
                                       TO
                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED
                       NON-EMPLOYEE STOCK OPTION AGREEMENT

                               NOTICE OF EXERCISE
                (To be executed only upon exercise of the Option)


         Reference is made to the Diamond Technology Partners Incorporated Non-Employee Stock Option Agreement, dated as of April 1, 1999 (the "Option Agreement"), between Diamond Technology Partners Incorporated, a Delaware corporation (the "Company") and ________________________________ (the
"Optionee"). Capitalized terms used herein and not otherwise defined have the meanings assigned to such terms in the Option Agreement.

         1. The Optionee hereby irrevocably exercises the option for and purchases _________________________ shares of Stock.

         2. The full purchase price for the shares of Stock being purchased hereunder, calculated in accordance with the Option Agreement, is $____________________, and the Optionee is delivering to the Company simultaneously with the delivery of this Notice of Exercise a certified or bank cashier's check payable to the order of the Company in such amount.

         3. The shares of Stock being purchased hereunder are being acquired for the Optionee's own account and not with a view to distribution thereof in violation of applicable federal or state securities laws.

         4. The Optionee requests that certificates for the shares of Stock being purchased hereunder be issued in the name of and delivered to the Optionee at the following address:


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Dated as of
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         (Signature)

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         (Printed Name)






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